Exhibit 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
JANUARY 4, 2010

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MEDIA CONTACT: JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES $2.25 BILLION BARNETT
SHALE JOINT VENTURE WITH TOTAL E&P USA, INC.

OKLAHOMA CITY, OK, JANUARY 4, 2010 – Chesapeake Energy Corporation (NYSE:CHK) today announced the execution of an agreement for a $2.25 billion joint venture with Total E&P USA, Inc., a wholly-owned subsidiary of Total S.A. (NYSE:TOT, FP:FP) (“Total”), whereby Total will acquire a 25% interest in Chesapeake’s upstream Barnett Shale assets. Total will pay $800 million in cash at closing and will pay an additional $1.45 billion by funding 60% of Chesapeake’s share of drilling and completion expenditures until the $1.45 billion obligation has been funded, which Chesapeake expects to occur by year-end 2012.  Closing of the transaction, which is subject to regulatory approval, is anticipated by the end of January 2010.

The assets subject to the Chesapeake-Total joint venture include approximately 270,000 net acres of leasehold in the Core and Tier 1 areas of the Barnett, approximately 700 million cubic feet of natural gas equivalent per day of current net production and approximately 3.0 trillion cubic feet of natural gas equivalent (tcfe) of proved reserves (0.75 tcfe net to Total).  In addition, Chesapeake believes that its leasehold position will support the drilling of approximately 3,100 additional net locations (775 net to Total) with approximately 6.3 tcfe of unrisked unproved reserves (1.6 tcfe net to Total).  Approximately 60% of Chesapeake’s Core and Tier 1 leasehold is held by production (HBP) and therefore considered developed.

In the framework of the joint venture, Chesapeake plans to continue acquiring leasehold in the Barnett and Total will acquire its 25% share of the new acreage on promoted terms until December 31, 2015.  After such date, Total’s right to acquire its 25% proportionate share of Chesapeake’s leasehold will be on an unpromoted basis and Total will also begin paying 25% of Chesapeake’s support costs related to the joint venture’s corporate development activities.

Christophe de Margerie, Chief Executive Officer of Total, stated, “Total is pleased to be making a strategically important move by entering into the U.S. shale gas business with Chesapeake, the world’s leading shale gas operator.  This joint venture will provide us with a solid position in an attractive long-term resource base under competitive terms.  It will allow Total to develop its expertise in unconventional hydrocarbons in order to expand its unconventional business worldwide.  Additionally, this transaction adds yet another key support for Total to build the gas value chain position the Group has established in the U.S., the world’s largest and most liquid natural gas market, with our existing capacity rights in the Sabine Pass LNG terminal and our gas trading and marketing organization.  Total is conscious of the environmental aspect linked to producing shale gas and has confidence in Chesapeake’s capacity to contain the impact of the Barnett Shale gas’ operations on the environment and respect local and federal regulations and guidelines.”

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are very pleased to announce our fourth joint venture transaction in the Big 4 shales and we are honored to partner with Total to further develop the Barnett Shale.  Total is one of the largest and most well respected industrial enterprises in the world.  It was established in 1924, is the fifth largest integrated natural gas and oil company, has approximately 97,000 employees and has a market valuation exceeding $150 billion.  Total approached Chesapeake about a Barnett joint venture approximately seven months ago and during this time the companies have worked diligently and thoughtfully to structure this mutually beneficial joint venture.

“This transaction will allow Chesapeake to reduce its financial leverage and future capital expenditures and further position us to deliver industry-leading finding and development costs and returns on capital for years to come.  This brings our combined shale joint venture proceeds, including upfront cash payments and drilling carries, during the past 18 months to approximately $10.8 billion, which compares very favorably against a cost basis in the assets sold of approximately $2.7 billion.  Chesapeake has maintained majority positions in these joint venture shale assets ranging from 67.5% to 80% that have an implied remaining value of approximately $33 billion based on the original valuations of the four joint ventures.

“We are proud to welcome Total into our family of joint venture partners, which also includes the world-class companies Plains Exploration & Production Company (NYSE:PXP), BP America (NYSE:BP) and Statoil (NYSE:STO).  We believe these partnerships have proven to be mutually beneficial to both Chesapeake and its partners.  We plan to continue to take advantage of our large asset base by pursuing other joint ventures, including potentially our large acreage positions in the Eagle Ford Shale and in several Mid-Continent unconventional plays that we believe would be attractive to potential partners.  We have agreed to discuss with Total an Eagle Ford joint venture as well as joint ventures covering several Canadian natural gas shale plays in which Total has shown an interest.”

Chesapeake’s exclusive advisor on the transaction was Jefferies & Company, Inc.

Conference Call Information

A conference call to discuss this release has been scheduled for Monday morning, January 4, 2010, at 10:00 a.m. EST.  The telephone number to access the conference call is 913-312-0635 or toll-free 888-668-1637.  The passcode for the call is 5634585.  We encourage those who would like to participate in the call to dial the access number between 9:50 and 10:00 a.m. EST.  For those unable to participate in the conference call, a replay will be available for audio playback from 2:00 p.m. EST on January 4, 2010 through midnight EST on January 18, 2010.  The number to access the conference call replay is 719-457-0820 or toll-free 888-203-1112.  The passcode for the replay is 5634585.  The conference call will also be webcast live on the Internet and can be accessed by going to Chesapeake’s website at www.chk.com in the “Events” subsection of the “Investors” section of our website.  The webcast of the conference call will be available on our website for one year.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  They include the anticipated closing of the Total joint venture transaction, an estimate of natural gas and oil reserves, planned drilling activity and plans to pursue other joint venture transactions.  Actual results, including the timing of the closing of the Total joint venture, could differ materially as a result of a variety of risks and uncertainties.  Estimates of unproved reserves are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the company.  While we believe our calculations of future drillsites and estimation of unproved reserves are reasonable, such calculations and estimates have not been reviewed by third-party engineers or appraisers.  See “Risk Factors” in our 2008 Form 10-K and 2009 second quarter Form 10-Q filed with the U.S. Securities and Exchange Commission on March 2, 2009 and August 10, 2009, respectively, for a discussion of risk factors that affect our business and could affect the joint venture announced today and other potential joint ventures.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information.

Chesapeake Energy Corporation is the second largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on the development of onshore unconventional and conventional natural gas in the U.S. in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.  Further information is available at www.chk.com.

Total is one of the world’s major oil and gas groups, with activities in more than 130 countries.  Its 97,000 employees put their expertise to work in every part of the industry – exploration and production of oil and natural gas, refining and marketing, gas & power and trading.  Total is working to keep the world supplied with energy, both today and tomorrow.  The Group is also a first rank player in chemicals.  Further information is available at www.total.com.